Exhibit 10.7

WHC WORLDWIDE, INC. RESTRICTED STOCK UNIT GRANT NOTICE

(WHC WORLDWIDE, INC. 2022 OMNIBUS EQUITY INCENTIVE PLAN)

WHC Worldwide, Inc. (the “Company”), pursuant to the WHC Worldwide, Inc. 2022 Omnibus Equity Incentive Plan (the “Plan”), hereby awards to the individual whose name is set forth below (“Participant”) a Restricted Stock Unit Award for the number of shares of the Company’s Common Stock (“Restricted Stock Units”) set forth below (the “Award”), subject to Participant’s acknowledgment of receipt and acceptance below no later than 30 days after receiving this Grant Notice. Participant’s failure to timely execute the acknowledgement of receipt and acceptance shall render the Award null and void and of no force and effect. The Award is subject to all of the terms and conditions as set forth in this notice of grant (this “Grant Notice”), and in the Plan and the Restricted Stock Unit Award Agreement (the “Agreement”), both of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein shall have the meanings set forth in the Plan or the Agreement. In the event of any conflict between the terms in this Grant Notice or the Agreement and the Plan, the terms of the Plan shall control.

Participant:
Date of Grant:
Vesting Commencement Date:
Number of Restricted Stock Units:

Vesting: Vesting of the Award shall occur, if at all, on the following dates (“Vesting Dates”), subject to Participant’s not experiencing a Termination prior to such Vesting Date, and subject to the Company’s achievement of the performance objectives (“Performance Objectives”), set forth below, during the performance period:

Vesting Date	Shares Vesting

Vesting shall be subject to achievement of the following Performance Objectives: [●]

Additional Terms/Acknowledgements: Participant acknowledges receipt of, has reviewed, and understands and agrees to, the terms and conditions of this Grant Notice, the Agreement, and the Plan. Participant further acknowledges that as of the Date of Grant (as set forth above), this Notice, the Agreement, and the Plan set forth the entire understanding between Participant and the Company regarding the acquisition of the Common Stock pursuant to this Award and supersede all prior oral and written agreements on the terms of this Award, with the exception, if applicable, of (i) restricted stock unit awards or options previously granted and delivered to Participant, (ii) the written employment agreement, offer letter, or other written agreement entered into between the Company and Participant specifying the terms that should govern this specific Award, and (iii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law. Participant has had an opportunity to obtain the advice of counsel prior to executing this Agreement.

Participant consents to receive Plan documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

WHC WORLDWIDE, INC.		PARTICIPANT

By:
	Signature		Signature
Title:		Date:
Date:

ATTACHMENTS: Agreement and Plan

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (together with the above grant notice (the “Grant Notice”), this “Agreement”) is made and entered into as of the date set forth on the Grant Notice by and between WHC Worldwide, Inc. (the “Company”) and the individual (the “Participant”) set forth on the Grant Notice.

WHEREAS, pursuant to the WHC Worldwide, Inc. 2022 Omnibus Equity Incentive Plan (the “Plan”), the Administrator (the “Administrator”) has determined that it is to the advantage and best interest of the Company to grant to the Participant this award of Restricted Stock Units (the “Restricted Stock Units”) as set forth in the Grant Notice and subject to the terms and provisions of the Plan, which is incorporated herein by reference, and this Agreement (the “Award”).

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Participant and the Company hereby agree as follows:

1. Acceptance of Agreement. Participant has reviewed all of the provisions of the Plan, the Grant Notice and this Agreement. By accepting this Award, Participant agrees that this Award is granted under and governed by the terms and conditions of the Plan, the Grant Notice and this Agreement, and the applicable provisions contained in a written employment agreement (if any) between the Company or an Affiliate and the Participant. Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Administrator on questions relating to the Plan, the Grant Notice, this Agreement, and, solely in so far as they relate to this Award, the applicable provisions contained in a written employment agreement (if any) between the Company or an Affiliate and the Participant. If Participant signs this Agreement and Grant Notice electronically, Participant’s electronic signature of this Agreement shall have the same validity and effect as a signature affixed by hand.

2. Grant of Award. The Restricted Stock Units granted hereunder pursuant to Section 9 of the Plan shall be subject to the terms and provisions of the Plan, and all capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Plan. For purposes of this Agreement, “Termination” shall mean the termination of the employment or provision of services of the Participant with the Company and all Affiliates thereof (including because of the Participant’s employer ceasing to be an Affiliate of the Company); and “Termination Date” shall mean the date of the Termination. For purposes of this Agreement, Termination will not occur when Participant goes on a military leave, a sick leave or another bona fide leave of absence that was approved by the Company in writing if the terms of the leave provide for continued service crediting, or when continued service crediting is required by Applicable Laws. Notwithstanding the foregoing, an approved leave of absence for six months or less, which does not in fact exceed six months, will not result in Termination for purposes of this Agreement. However, Termination will occur when approved leave described in this Section 2 ends, unless Participant immediately returns to active work. Participant shall be entitled to receive dividends declared during the Restricted Period with respect to the number of Shares covered by Restricted Stock Units, which dividends shall be subject to the same vesting and forfeiture restrictions as the Restricted Stock Units to which they are attributable, and shall be paid to Participant at the time (and to the extent) Shares in respect of the related Restricted Stock Units are delivered to the Participant under the terms of this Agreement.

3. Vesting.

3.1.	Subject to the provisions of the Plan and Sections 3.2, 3.3, and 3.4 of this Agreement, and except as otherwise provided in a written employment agreement between the Company or an Affiliate and the Participant (if any), the Restricted Stock Units shall vest as described in the Grant Notice (the “Vesting Date”), subject to the Participant not experiencing a Termination prior to the Vesting Date[s], and further subject to achievement of the performance objectives, if any, set forth in the Grant Notice (“Performance Objectives”).

3.2.	Achievement of Performance Objectives, if applicable, shall be determined by and in the sole discretion of the Administrator, and performance between the threshold and maximum levels specified in the Grant Notice shall result in vesting in accordance with the scale determined by the Administrator and set forth in the Grant Notice. In the event all or any portion of the Award does not vest on the Vesting Date[s] pursuant to the performance objectives set forth on Exhibit A, the unvested portion of the Award shall terminate on such date and all Restricted Stock Units subject to such portion of the Award shall be forfeited.

3.3.	Except as otherwise provided in a written employment agreement between the Company or an Affiliate and the Participant, if any, if the Participant experiences a Termination prior to the Vesting Date, as of the Termination Date all then-unvested Restricted Stock Units shall be forfeited.

3.4.	Notwithstanding anything in this Agreement and the Grant Notice to the contrary, Participant’s Restricted Stock Units, whether unvested or vested, shall be forfeited immediately if Participant’s employment with the Company is terminated for Cause, or if Participant engages in action or circumstances exist with respect to the Participant that constitute Cause, regardless of whether Participant’s employment has terminated.

4. Rights as Shareholder and Dividend Equivalents. The Participant shall not have any rights of a shareholder with respect to the shares of Common Stock underlying the Restricted Stock Units unless and until the Restricted Stock Units vest and are settled by the issuance of such shares of Common Stock. Notwithstanding the foregoing, if, prior to the settlement date, the Company declares a cash or stock dividend on the shares of Common Stock, then, on the payment date of the dividend, the Participant shall be credited with Dividend Equivalents in an amount equal to the dividends that would have been paid to the Participant if one share of Common Stock had been issued on the Grant Date for each Restricted Stock Unit granted to the Participant as set forth in this Agreement.

5. Transfer and Settlement of Restricted Stock Units. The Restricted Stock Units issued under this Agreement may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated (each, a “Transfer”). In addition, Participant shall not sell any Shares received with respect to Restricted Stock Units (even following settlement of Restricted Stock Units) at a time when Applicable Laws, regulations or Company’s or underwriter trading policies prohibit such sale. The applicable portion of this Award (to the extent vested) shall be settled by the Company by the issuance and delivery of Shares, together with cash equal to any Dividend Equivalents credited with respect to such vested Restricted Stock Units, or, at the discretion of the Committee, shares of Common Stock having a Fair Market Value equal to such Dividend Equivalents, as soon as reasonably practicable after (but no later than 60 days after) the Vesting Date, as indicated in the Grant Notice, to the Participant (or if applicable, the beneficiaries of the Participant). In no event will Participant be permitted, directly or indirectly, to specify the taxable year of payment of any Restricted Stock Units or Dividend Equivalents payable under this Agreement. Any issuance of Shares shall be made only in whole Shares, and any fractional shares shall be distributed in an equivalent cash amount.

6. General.

6.1.	Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware, without giving effect to principles of conflicts of law of such state.

6.2.	Administration; Interpretation. In accordance with the Plan and this Agreement, the Committee shall have full discretionary authority to administer the Award, including discretionary authority to interpret and construe any and all provisions relating to the Award. Decisions of the Committee shall be final, binding, and conclusive on all parties. In the event of a conflict between this Agreement and the Plan, the terms of the Plan shall prevail. Capitalized terms not explicitly defined herein shall have the meanings set forth in the Plan. In the event of any conflict between the terms in this Agreement and the Plan, the terms of the Plan shall control.

6.3.	Community Property. Without prejudice to the actual rights of the spouses as between each other, for all purposes of this Agreement, the Participant shall be treated as agent and attorney-in-fact for that interest held or claimed by their spouse with respect to this Award and the parties hereto shall act in all matters as if the Participant was the sole owner of this Award. This appointment is coupled with an interest and is irrevocable.

6.4.	No Employment Rights. Nothing contained herein shall be construed as an agreement by the Company or any of its subsidiaries, express or implied, to employ the Participant or contract for the Participant’s services, to restrict the Company’s or such subsidiary’s right to discharge the Participant or cease contracting for the Participant’s services or to modify, extend or otherwise affect in any manner whatsoever the terms of any employment agreement or contract for services which may exist between the Participant and the Company or any Affiliate.

6.5.	Application to Other Stock. In the event any capital stock of the Company or any other corporation shall be distributed on, with respect to or in exchange for Shares underlying Restricted Stock Units as a stock dividend, stock split, reclassification, recapitalization or similar transaction in connection with any merger or reorganization or otherwise, all restrictions, rights and obligations set forth in this Agreement shall apply with respect to such other capital stock to the same extent as they are, or would have been applicable, to the Shares underlying Restricted Stock Units on or with respect to which such other capital stock was distributed, and references to “Company” in respect of such distributed stock shall be deemed to refer to the company to which such distributed stock relates.

6.6.	No Third-Party Benefits. Except as otherwise expressly provided in this Agreement, none of the provisions of this Agreement shall be for the benefit of, or enforceable by, any third-party beneficiary.

6.7.	Successors and Assigns. Except as provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns.

6.8.	No Assignment. Except by will and by the laws of descent and distribution, the Participant may not assign or transfer any of their rights under this Agreement without the prior written consent of the Company, which consent may be withheld in its sole discretion. The Company shall be permitted to assign its rights or obligations under this Agreement so long as such assignee agrees to perform all of the Company’s obligations hereunder.

6.9.	Severability. The validity, legality or enforceability of the remainder of this Agreement shall not be affected even if one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable in any respect.

6.10.	Equitable Relief. The Participant acknowledges that, in the event of a threatened or actual breach of any of the provisions of this Agreement, damages alone will be an inadequate remedy, and such breach will cause the Company great, immediate and irreparable injury and damage. Accordingly, the Participant agrees that the Company shall be entitled to injunctive and other equitable relief, and that such relief shall be in addition to, and not in lieu of, any remedies it may have at law or under this Agreement.

6.11.	Jurisdiction. Any suit, action or proceeding with respect to this Agreement, or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of Missouri, and the Company and the Participant hereby submit to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. The Participant and the Company hereby irrevocably waive (i) any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Missouri and (ii) any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum.

6.12.	Taxes. By agreeing to this Agreement, the Participant represents that they have reviewed with their own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement and that they are relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Company shall be entitled to require a cash payment by or on behalf of the Participant and/or to deduct from the Shares or cash issuable hereunder or from other compensation payable to the Participant the amount of any sums required by federal, state or local tax law to be withheld (or other such sums that that will not cause adverse accounting consequences for the Company and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or another applicable governmental entity) with respect to the Restricted Stock Unit Award.

6.13.	Section 409A Compliance. The intent of the parties is that payments and benefits under this Agreement be exempt from or comply with Section 409A of Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and be administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have separated from service with the Company for purposes of this Agreement and no payment shall be due to the Participant under this Agreement on account of a separation from service until the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Any payments described in this Agreement that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in this Agreement, to the extent that any amounts are payable upon a separation from service and such payment would result in accelerated taxation and/or tax penalties under Section 409A of the Code, such payment, under this Agreement or any other agreement of the Company, shall be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. If it is determined that the terms of this Agreement have been structured in a manner that would result in adverse tax treatment under Section 409A of the Code, the parties agree to cooperate in taking all reasonable measures to restructure the arrangement to minimize or avoid such adverse tax treatment without materially impairing Participant’s economic rights. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

6.14.	Clawback Policy. To the extent vesting of Restricted Stock Units under this Award is based on the extent to which Performance Objectives are met (“Performance RSUs”), they will be subject to certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”). All Restricted Stock Units will be subject to the Company’s Clawback Policy. Participant acknowledges that Restricted Stock Units may be clawed back by the Company in accordance with any Clawback Policy or as set forth in this Agreement or the Plan.

6.15.	Headings. The section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, extend or interpret the scope of this Agreement or of any particular section.

6.16.	Number. Throughout this Agreement, as the context may require, (a) the singular tense and number includes the plural, and the plural tense and number includes the singular; (b) the past tense includes the present, and the present tense includes the past; (c) references to parties, sections, paragraphs and exhibits mean the parties, sections, paragraphs and exhibits of and to this Agreement; and (d) periods of days, weeks or months mean calendar days, weeks or months.

6.17.	Electronic Delivery and Disclosure. Participant hereby consents to the electronic delivery of any prospectus and any other documents relating to this Award in lieu of mailing or other form of delivery, or to retrieve such documents furnished electronically, as applicable, and agrees to participate in the Plan through any online or electronic system established and maintained by the Company or another third party designated by the Company.

6.18.	Unsecured Obligation. Participant’s Award is unfunded, and as a holder of a vested Award, Participant shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares or pay cash pursuant to this Agreement.

6.19.	Data Privacy. Participant hereby consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other Restricted Stock Unit grant materials by and among, as applicable, the Company or an Affiliate, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance/security number or other identification number, salary, and job title, any Shares held in the Company, details of all Restricted Stock Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), to Plan service providers and to Affiliates for the purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country of operation may have different data privacy laws and protections than Participant’s country. Participant authorizes the Company, any Plan service provider selected by the Company, and any other possible recipients that assist the Company (presently or in the future) with implementing, administering, and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan.

6.20.	Complete Agreement. The Grant Notice, this Agreement, the Plan and applicable provisions (if any) contained in a written employment agreement between the Company or an Affiliate and the Participant constitute the parties’ entire agreement with respect to the subject matter hereof and supersede all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof.

6.21.	Waiver of Jury Trial. TO THE EXTENT EITHER PARTY INITIATES LITIGATION INVOLVING THIS AGREEMENT OR ANY ASPECT OF THE RELATIONSHIP BETWEEN US (EVEN IF OTHER PARTIES OR OTHER CLAIMS ARE INCLUDED IN SUCH LITIGATION), ALL OF THE PARTIES WAIVE THEIR RIGHT TO A TRIAL BY JURY. THIS WAIVER WILL APPLY TO ALL CAUSES OF ACTION THAT ARE OR MIGHT BE INCLUDED IN SUCH ACTION, INCLUDING CLAIMS RELATED TO THE ENFORCEMENT OR INTERPRETATION OF THIS AGREEMENT, ALLEGATIONS OF STATE OR FEDERAL STATUTORY VIOLATIONS, FRAUD, MIS-REPRESENTATION, OR SIMILAR CAUSES OF ACTION, AND IN CONNECTION WITH ANY LEGAL ACTION INITIATED FOR THE RECOVERY OF DAMAGES BETWEEN OR AMONG US OR BETWEEN OR AMONG ANY OF OUR OWNERS, AFFILIATES, OFFICERS, EMPLOYEES OR AGENTS.

6.22.	Effect on Other Employee Benefit Plans. The value of the Award subject to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating benefits under any employee benefit plan (other than the Plan) sponsored by the Company or any Affiliate except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any or all of the employee benefit plans of the Company or any Affiliate.

6.23.	Waiver. The Participant acknowledges that a waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant.

6.24.	Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

6.25.	Amendment and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended, altered or terminated at any time or from time to time by the Administrator or the Board, but no amendment, alteration or termination shall be made that would materially impair the rights of a Participant under this Restricted Stock Unit Award Agreement without such Participant’s consent.